UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 31, 2006
UST INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-17506	06-1193986

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

100 West Putnam Avenue, Greenwich, Connecticut	06830

(Address of Principal Executive Offices)	(Zip Code)
(203) 661-1100

(Registrant’s Telephone Number, Including Area Code)
None

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURES

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 31, 2006, UST Inc. (“UST” or the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that Section 303A.02(a) of the NYSE Listed Company Manual requires that the director independence standards in the UST Inc. Corporate Governance Guidelines (the “Guidelines”) must be published in the Company’s annual proxy statement, rather than incorporated by reference. The Company’s proxy statement for its 2006 Annual Meeting of Stockholders had, as required, identified those directors qualifying as independent directors, but referred to the Company’s website at www.ustinc.com under the heading “Investors/Corporate Governance” for the list of standards established by the Company’s Board of Directors to assist in the review of relationships that directors have with the Company in order to determine independence. While the Company does not believe that its disclosure was materially different from the disclosure required by the NYSE Listed Company Manual, the Company has determined, after consultation with the NYSE, to satisfy the disclosure requirement under Section 303A.02(a) of the NYSE Listed Company Manual by making the disclosures specified by the NYSE in this Current Report on Form 8-K.
The independence standards, as set forth in the Company’s Guidelines (a copy of which can still be found on the Company’s website), provide as follows:
A substantial majority of the Board shall, at all times, be directors who qualify as independent directors (“Independent Directors”) under the New York Stock Exchange’s (“NYSE”) corporate governance listing standards in effect from time to time.
Annually, the Nominating & Corporate Governance Committee shall review and report to the Board on whether any director, other than management directors, has any relationship, which, in the opinion of the Nominating & Corporate Governance Committee is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee, the Sarbanes-Oxley Act of 2002.

To facilitate the Nominating & Corporate Governance Committee’s review, the Nominating & Corporate Governance Committee has identified certain relationships, which, absent special circumstances, would not be deemed to be material and, as such, not interfere with a director’s qualifying as an “independent” director. Such relationships include:
•	being a person who is a current employee, or whose immediate family member (as defined in the rules of the NYSE) is a current executive officer of a company that, during the current year or in the past three fiscal years, makes (or expects to make) payments to, or receives (or expects to receive) payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed (and, in the current year, is not expected to exceed) the greater of $1 million, or 1% of such other company’s consolidated gross revenues;

•	being a person whose immediate family member has received in the past three years, or, with respect to the current year is expected to receive, direct compensation from the Company, provided that the amount of such direct compensation received by such immediate family member did not during any 12-month period in the preceding three years, and is not expected to during any 12-month period in the future, exceed $100,000;

•	being a person who was affiliated with or employed by, or whose immediate family member was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, provided that (i) neither such person nor any immediate family member of such person is a current partner of the Company’s internal or external auditor; (ii) such person is not a current employee of such a firm; (iii) no immediate family member of such person is a current employee of such a firm, participating in the firm’s audit, assurance or tax compliance (but not tax planning)

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practices; and (iv) neither such person nor any immediate family member of such a person, as an employee or partner of such firm, personally did work on the Company’s audit within the last three years.

•	being a person who was employed, or whose immediate family member was employed, as an executive officer of another organization where any of the Company’s present executives served at the same time on that organization’s compensation committee, provided that at least three years have passed since the that time such contemporaneous compensation committee service and employment relationship last occurred;

•	being a person who was a director or an executive officer of a charitable organization to which the Company has made a contribution, provided that contributions to such organization by the Company, in any single fiscal year during the preceding three fiscal years, did not, and are not expected in the current fiscal year to, exceed the greater of $100,000, or 1% of such charitable organization’s consolidated gross revenues; and

•	being a member of a law firm, or a partner or executive officer of any investment banking firm which has provided, or is providing, services to the Company, provided that the person is not a member of the Audit Committee and the fees paid, or expected to be paid, for services in each of the prior three fiscal years and anticipated for the current fiscal year are less than 1% of that firm’s gross revenues for the applicable fiscal year.
To the extent that any such relationship exists in which the thresholds described above are exceeded, the Nominating & Corporate Governance Committee shall review the independence of such director in light of all relevant facts and circumstances, including the rules of the NYSE. Any determination made by the Nominating & Corporate Governance Committee with respect to the independence of such director, including a description of any such relationship, shall be disclosed in the Company’s annual proxy statement.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2006	UST INC.

	By:	/s/ Maria R. Sharpe

	Name:	Maria R. Sharpe
	Title:	Vice President and Assistant Secretary